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                             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                                       IN AND FOR NEW CASTLE COUNTY
U S WEST, INC., et al.,                          )
                                                 )
Plaintiffs,                                      )
                                                 )
       v.                                        )      Civil Action No. 14555
                                                 )
TIME WARNER INC., et al.,                        )
                                                 )
              Defendants,                        )
                                                 )
       and                                       )
                                                 )
TIME WARNER ENTERTAINMENT COM-                   )
PANY, L.P., a Delaware limited                   )
partnership,                                     )
                                                 )
       Nominal Defendant.                        )
_______________________________                  )
                                                 )
TIME WARNER INC., et al.,                        )
                                                 )
              Counterclaim                       )
              Plaintiffs,                        )
                                                 )
       v.                                        )
                                                 )
U S WEST, INC., et al.,                          )
                                                 )
              Counterclaim                       )
              Defendants.                        )

                                    AMENDED AND SUPPLEMENTAL COMPLAINT
                                   FOR INJUNCTIVE AND DECLARATORY RELIEF

       Plaintiffs U S WEST, Inc. ("USWI") and U S WEST Multimedia
Communications, Inc. ("USWMCI"), suing both individually and derivatively on behalf of Time Warner Entertainment Company, L.P. ("TWEC" or the "Partnership"), by and through their attorneys, allege upon knowledge with respect to themselves and their own actions and the




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written agreements set forth herein, and upon information and belief with respect to all other allegations, as follows:

                                           NATURE OF THE ACTION

       1. This action is brought by plaintiffs, suing both in their own right and derivatively on behalf of Time Warner Entertainment Company, L.P., for equitable relief, including injunctive and declaratory relief. This action arises out of the wrongful actions being pursued and threatened by defendants, Time Warner, Inc. and certain of its wholly-owned subsidiaries, American Television and Communications Corporation, Time Warner Operations, Inc., Warner Cable Communications Inc. and Warner Communications Inc. This conduct is (i) in breach of fiduciary duties owing by defendants to plaintiffs and TWEC pursuant to written limited partnership agreements and the common law and statutory law of the State of Delaware, and (ii) in violation of written agreements that defendants have entered into with plaintiffs. The conduct contemplated by defendants threatens to severely, immediately and irreparably injure the interests of plaintiffs and TWEC.

       2. In particular, plaintiffs seek to enjoin a proposed merger of defendant Time Warner Inc. ("TWI"), directly or through any controlled entity, with Turner Broadcasting Systems, Inc. ("TBS"), and a related corporate restructuring, in derogation of TWEC's rights.
              (a) TBS is one of the largest and most vigorous competitors of TWEC. The conduct of defendants simply in pursuing the merger with TBS constitutes a patent breach of the fiduciary duties they owe to TWEC and plaintiff USWMCI, the sole limited partner of TWEC. TWEC was formed and exists for the purpose of operating and
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expanding, under a new entity and management team, a host of lucrative entertainment businesses, involving broadcasting, cable television movies, and related operations. TBS is engaged in precisely those businesses. Nevertheless, rather than offering TWEC the opportunity to acquire TBS, defendants usurped this business opportunity for themselves and have selfishly (and exclusively) pursued it, without either offering this opportunity to TWEC or permitting TWEC to pursue the opportunity on its own. To the contrary, defendants appropriated the services of Joseph J. Collins, the chairman and Chief Executive of Time Warner Cable, a division of TWEC, for the purpose of having him negotiate on behalf of TWI in TWI's effort to acquire TBS. Mr. Collins is not even a TWI employee.
              (b) Moreover, the proposed merger is not permitted by the Partnership Agreement pursuant to which TWEC was formed and related agreements among the parties; indeed, it is expressly prohibited by non-competition covenants in those agreements. Hence, the merger would violate plaintiffs' individual contractual rights; and if TWI is permitted to proceed with the merger, plaintiffs will suffer irreparable harm.
              (c) Should TWI be successful in its acquisition of TBS, the immediate and long-term interest of TWEC plainly will be materially jeopardized: the entity, TWI, that solely controls TWEC's general partners
(and that has an approximately 75% interest in TWEC) will be the 100% owner of one of TWEC's largest competitors. TWI thus will decide whether (and if so, on what terms) business opportunities will be made available to TWEC, as opposed to its wholly-owned but competing TBS subsidiary; the most sensitive business and financial
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information of TWEC will be in the possession of the very entity (TWI) that owns TBS, TWEC's head-to-head competitor; and opportunities, business ventures, etc.) will be the subject of TWI's divided loyalties -- in violation not only of TWI's fiduciary duties to TWEC but the very business premises on which TWEC was formed.
              (d) The announced corporate restructuring of TWI (the "Restructuring"), undertaken without TWI's consulting USWMCI or USWI, exacerbates the problems inherent in TWI's ownership of TBS and essentially dismantles the structure of TWEC. Under the Restructuring, TWI, in derogation of plaintiffs' rights under the Partnership, created for itself a "new strategic operating structure and management team." The
Restructuring established a new TWI entertainment division to manage "under one management team" all of the entertainment assets of TWEC as well as significant additional TWI entertainment assets, including TWI's recorded music, music publishing and consumer products businesses. If TWI's acquisition of TBS proceeds, all of TBS's film production, broadcast and television production assets will also be a part of TWI's new entertainment division. However, under the Restructuring, TWEC's cable assets -- the assets which initially attracted USWI to the partnership -- will be managed separately from the entertainment assets. Pursuant to the Restructuring, TWI also reassigned two of the most respected executives in the entertainment industry, who had previously been working only for TWEC-owned businesses, to manage simultaneously both the entertainment assets owned by TWEC and the entertainment assets owned and to be owned solely by TWI, including businesses that will compete directly with each other. Moreover, despite fiduciary duties owed to USWMCI, as a
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limited partner in TWEC, and to TWEC itself, TWI directed these managers to maximize value for TWI, not for TWEC.

                                                THE PARTIES

       3. Plaintiff USWI is a Delaware corporation with its principal place of business in Denver, Colorado.
       4. Plaintiff USWMCI is a Delaware corporation with its principal place of business in Denver, Colorado. USWMCI owns an approximately 25% limited partnership interest in TWEC.
       5 . Defendant TWI is a Delaware corporation with its principal place of business in New York, New York. TWI is engaged in a broad range of media-related businesses, including publishing, production of movies and television programming, and cable television production and operations.
       6. Defendant American Television and Communications Corporation ("ATC") is a Delaware corporation and is a wholly-owned subsidiary of TWI.
       7. Defendant Time Warner Operations Inc. is a Delaware corporation and is a wholly-owned subsidiary of TWI.
       8. Defendant Warner Communications, Inc. ("WCI") is a Delaware corporation and is a wholly-owned subsidiary of TWI.
       9. Defendant Warner Cable Communications Inc. is a Delaware corporation and is a wholly-owned subsidiary of Warner Communications Inc.
       10. Nominal Defendant TWEC is a Delaware limited partnership with its principal place of business in New York and has a registered office in the State of Delaware.

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       11.    At all relevant times, TWI owned 100% of the outstanding common stock of each of the managing general partners of TWEC -- WCI, and ATC.

                                            FACTUAL ALLEGATIONS
                                  THE 1991 LIMITED PARTNERSHIP AGREEMENT

       12. In or about 1991, TWI determined to form a strategic global limited partnership, Time Warner Entertainment Company, L.P., for the purpose of creating and financing an international alliance that combined market sophistication, industry leadership and technical innovation to exploit film, television and other video entertainment and related evolving businesses throughout the world. The business and operations of the Partnership were to consist of TWI's cable television operations; the film entertainment division of TWI (including world-wide theatrical, television, video, pay television network, features and syndication operations of its Warner Brothers Inc. subsidiary and Lorimar Telepictures Corporation); the programming operations conducted by TWI's Home Box Office subsidiary, including HBO, Cinemax and Time Warner Sports; and certain other, related operations.
       13. The initial partners of TWEC were certain wholly-owned subsidiaries of two, Japanese corporations, Itochu Corporation and Toshiba Corporation, and TWI and certain of its wholly-owned subsidiaries, including other defendants herein.
       14. TWI and certain of its subsidiaries contributed several billion dollars of assets to the Partnership. Itochu and Toshiba contributed a total of $1 billion in cash. Itochu and Toshiba

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recently converted their interest in TWEC to TWI stock, and thus no longer are partners in TWEC.
       15. The Partnership was formed pursuant to an Agreement of Limited Partnership (the "Partnership Agreement") dated as of October 29, 1991.
       16. Pursuant to the Partnership Agreement, certain wholly-owned subsidiaries of TWI -- Defendants ATC, WCI, Time Warner Operations Inc., and Warner Cable Communications Inc. -- became the general partners of the Partnership. Two of these wholly-owned subsidiaries, ATC and WCI, were named the managing general partners, and remain the managing general partners. TWI, through these wholly-owned subsidiaries, has managed and directed the business of the Partnership since that time.
       17. The fundamental premise and raison d'etre of the Partnership was to operate and expand the various entertainment businesses of TWI and its subsidiaries and to achieve synergy by combining the film and entertainment, programming and cable assets of the Partnership. This combination was intended to enhance the value of all of the Partnership assets by producing and delivering interactive entertainment and communications services over the Partnership's cable systems.
       18. To protect the limited partners' economic stake, the Partnership Agreement contained clear and express provisions limiting or precluding the right of TWI -- directly or indirectly, including through subsidiaries or affiliates -- to compete with the Partnership or to invest material sums in competing entities. In particular, Section 5.5 (specifically entitled "Covenants Against Competition")
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provides, in relevant part, that no party to the Agreement, or any controlled affiliate thereof, shall "engage, directly or indirectly" (in defined geographic areas) "in any business or businesses then being conducted, directly or indirectly, by the Partnership" (each, a "Competing Business"). Partnership Agreement Section 5.5(a). Furthermore, Section 5.5 prohibits any of the parties thereto, or their affiliates, from "becom(ing] interested, directly or indirectly, in any Person engaged, directly or indirectly, in a Competing Business" in specified geographic areas (a "Competing Person"), whether "as a partner, shareholder, principal or in any other capacity of ownership or control." Partnership Agreement Section 5.5(a) (emphasis added).
       19. The Partnership Agreement did provide certain limited exceptions to these broad non-competition provisions. In particular, it permitted certain relatively immaterial, non-controlling investment interests in securities of Competing Persons, and ownership of interests in businesses generating de minimis revenues. Partnership Agreement Section 5.5(b)(i),
(iv).
       20. The Partnership Agreement also excluded from the noncompetition provision TWI's ownership or conduct of any Competing Business disclosed on
Schedule 5.5 thereto, or its ownership of "an interest in a Competing
Person disclosed on Schedule 5.5 or that owns or conducts any Competing Business so disclosed." Partnership Agreement Section 5.5(b)(ii).
       21. Schedule 5.5 to the Agreement provided an exception for "1. Any of the Assets, or Rights of TWI and its Subsidiaries listed on Schedule
3.1-C and 3.1-D."  Schedule 3.1-C provides that the term
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"Rights" of TWI and its subsidiaries shall be deemed to mean the assets of
TWI and its subsidiaries. The only Rights of TWI and its subsidiaries in TBS at the time of this agreement consisted of TWI's approximately 18% investment in TBS.
       22. No provision in the Agreement permits TWI to obtain 100% or any controlling interest in TBS or any other Competing Business.
       23. upon information and belief and to the contrary, the original parties to the Partnership Agreement, during the negotiations thereof, discussed whether TWI could acquire TBS without the participation of the other parties to the Partnership Agreement. They acknowledged that the spirit of the parties was that, if TWI were to "acquire or otherwise beneficially own, directly or indirectly, a Controlling interest in Turner Broadcasting Systems, Inc.", the other partners would be offered an opportunity to participate. An agreement to this effect was drafted (the
"TBS Participation Agreement").
       24. The TBS Participation Agreement was never signed by the parties because, upon information and belief, TWI did not want the agreement to become public knowledge. Under an agreement dated June 3, 1987, among Time Incorporated and certain of its affiliates (which were the predecessors of TWI) and Tele-Communications, Inc. and certain of its affiliates, TWI's predecessors had contracted not to "enter into any other agreement . . .
with any person with respect to any Disposition, holding or voting by it of TBS Capital Stock." Execution of the TBS Participation Agreement would have constituted a prohibited agreement with respect to such "holding or voting" of TBS stock.


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       25.    Nevertheless, TWI orally agreed with Itochu and Toshiba that the parties would follow the terms and conditions of the TBS Participation Agreement if TWI acquired control of TBS.
       26. In confirmation, Dennis S. Hersch, the attorney for the Itochu and Toshiba, prepared and signed a memorandum ("Hersch Memorandum") dated October 29, 1991, stating that the parties would follow the terms of the TBS Participation Agreement. He then transmitted a signed copy of that Memorandum to Robert Schumer, the attorney for TWI. A copy of the Hersch Memorandum and the TBS Participation Agreement are attached as Exhibit A.

       THE MAY 1993 "ADMISSION AGREEMENT" AND "AMENDMENT AGREEMENT"

       27. In late 1992 or early 1993, USWI expressed its willingness to become, through an affiliate, a limited partner in TWEC. TWI and TWEC wanted USWI to become involved as a limited partner so that TWI and TWEC could take advantage of USWI's vast expertise and resources in the areas of telecommunications, telephony and information technology, as well as to benefit from a substantial investment of funds by USWI into TWEC.
       28. Initially, USWI wanted to invest in, and manage, only the cable properties owned by TWEC, but TWI would not accept an investment on this basis. Rather, TWI insisted that the Partnership could succeed only if the interests of the partners were fully "aligned." As explained by TWI's negotiators, this meant that the content, programming, telephony, multimedia services and products and cable properties of the Partnership had to be under common ownership and management so that the partners would achieve the same economic benefit regardless of whether the revenues were generated by the cable
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or content sides of the Partnership.  Swayed by these arguments, USWI invested in both the cable and content portions of TWE.
       29. Similarly, during the negotiations, USWI repeatedly bargained for exceptions to permit it to pursue content or cable ventures outside the Partnership. TWI flatly rejected the concept of permitting USWI to compete broadly with the Partnership. TWI insisted that the Partnership could only work if the Partnership were the parties' exclusive vehicle for developing content and cable business.
       30. As a result of these negotiations, an Admission Agreement dated as of May 16, 1993 between TWEC and USWI was executed; such Agreement was acknowledged and agreed to by, inter alia, TWI, which executed it on behalf of itself and its subsidiaries that were partners in TWEC. Pursuant to the Admission Agreement, USWI caused a wholly-owned subsidiary (plaintiff
USWMCI) to make a $2.5 billion capital contribution; and such subsidiary became a limited partner in the Partnership. Pursuant to the Admission Agreement, as well, TWI and the other general and limited partners in TWEC (including the defendants herein) executed an Amendment Agreement dated as of September 14, 1993, amending the Partnership Agreement.
       31. In connection with the negotiation and execution of the Admission Agreement and the Amendment Agreement, the subject -- and requirement -- of non-competition by TWI and its affiliates was raised, agreed to, and reaffirmed in writing. Specifically, the Admission Agreement included, as Annex 1, a document entitled "COVENANTS AGAINST COMPETITION." Pursuant to
Annex 1, Section 5.5 of the Partnership Agreement was "amended and restated in its entirety." As so amended, Section 5.5(a) now provided, inter alia, that TWI and
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its controlled affiliates: "shall not (and such party shall cause its
Controlled Affiliates not to), . . . engage, directly or indirectly
(whether by operation, investment or otherwise)" -- anywhere in "the entire world" (Section 5.5(c) (viii) (B)) -- "in any Co-Managed Business or any Programming and Filmed Entertainment Business (a 'Restricted Business')." (Emphasis added.) The term "Co-Managed Business" was defined in Section 5.5
(c) (iii) as "the ownership and operation of the physical plant, transport and switching activities of cable television systems"; the term
"Programming and Filmed Entertainment Business" was defined broadly to mean "any business of the type now conducted by the Partnership's Filmed Entertainment and Programming Divisions, as such businesses may evolve from time to time and any logical extension of such business . . . " Section 5.5(c)(vi) (emphasis added).
       32. The Admission Agreement, in Annex 1, like the original Partnership Agreement, contained only limited exceptions to this broad non-competition provision, such as permitting investments in securities of companies involved in Competing Businesses, so long as such interest was less than 5% of any class of such securities and was not a controlling interest, or where the sales of such companies were de minimis. Section
5.5(b) (ii), (xii). Again, an exception was made to the extent of TWI or its affiliates "owning or conducting any Restricted Business or Businesses Disclosed on Schedule 5.5 (or any interest therein) or owning an interest in a Restricted Business disclosed on Schedule 5.5 or an entity that owns or conducts any Restricted Business so disclosed." Section 5.5(b)(iii).
       33. Schedule 5.5 was not amended at that time. TWI's (non-controlling) ownership interest in TBS at that time remained at
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approximately 18%.  The Agreement contained no provision permitting TWI to acquire all of, or a controlling interest in, the securities of TBS. To the contrary, TWI represented to USWI and USWMCI that TWI intended to sell its 18% interest in TBS or exchange such interest for specific assets of TBS that then would be contributed to TWEC upon terms to be agreed upon.
TWI never indicated to USWI that it had ever considered acquiring control of TBS.
       34. Despite USWI's requests during its due diligence examination for all documents relating to the Partnership Agreement, TWI failed to produce any copies of the TBS Participation Agreement or the Hersch Memorandum or to reveal the existence of this Agreement and Memorandum during the negotiations or thereafter.
       35. Absent explicit authorization in the Agreements or waiver of the Covenants Against Competition by USWI and USWMCI TWI may not acquire complete ownership of or a controlling interest in TBS because TBS competes directly and substantially with the Partnership in the distribution and production of film and television programming, cable television and related businesses, including the Partnership's "Programming and Filmed
Entertainment Business."

                                       TWI SEEKS TO ACQUIRE TBS AND
                                      TO COMPETE WITH THE PARTNERSHIP

       36. Notwithstanding the fiduciary duties owed by TWI and its subsidiaries to TWEC and TWEC's limited partner, USWMCI, and the provisions of the Agreements and the Covenants Against Competition, in August of 1995, TWI began actively and aggressively pursuing a merger with TBS, pursuant to which TWI would become the owner of 100% of TBS -- an entity directly competing with TWEC and having billions
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of dollars of sales each year in the Programming and Filmed Entertainment
Business.  These businesses include Turner Broadcasting Stations, TNT,
MGM's film library, TBS Productions, Turner Pictures, Tuner Home Entertainment, New Line Cinema and Castle Rock Entertainment. The acquisition of these businesses does not fall within any of the exceptions to the Covenants Against Competition set forth in the agreements.
       37. USWI advised TWI that the proposed merger with TBS would violate the terms of the Partnership Agreement, as amended, and the Admission Agreement. Merger talks between TBS and TWI nevertheless continued and a merger agreement has been announced.
       38. TWI has pursued the merger with TBS in its own right and on its own behalf, despite the fact that TBS is engaged in precisely the same kinds of businesses as TWEC -- and the acquisition by TWEC of TBS and its business would provide obvious and significant benefits to TWEC. TWI has not offered the Partnership the opportunity to acquire TBS, and TWI has not directed, much less permitted, the general partners of TWEC to pursue such opportunities on behalf of TWEC. In short, rather than giving TWEC the opportunity to make a dramatic expansion of its business, operations and revenues -- both at present and as a springboard to the future -- TWI has usurped such opportunity for itself and has assured that TWEC does not seek such opportunity. Indeed, the Chairman and Chief Executive Officer of Time Warner Cable, a division of TWEC, Joseph J. Collins, at TWI's direction, has been commandeered by TWI to conduct the negotiations for the merger on behalf of TWI itself, presumably with the benefit


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of TWEC assets such as TWEC's information and knowledge concerning the businesses in which TWEC and TBS compete.
       39. Notwithstanding that plaintiffs have advised TWI that the merger would violate the Partnership and Admission Agreements, TWI has said only that "we understand your concern regarding the future operation of TBS business that may compete with TWE operations or that do business with TWE, 11 but that TWI will do no more than "discuss such matters . . . once an agreement regarding TBS is reached." That point in time, of course, is too late.
       40. On September 22, 1995, TWI and TBS announced their agreement to merge. In that announcement, and highlighting the conflicts presented by the merger, TWI and TBS stated that TWI and TBS would pursue a "shared strategy" that included "creating and capitalizing on brands" and "leveraging technological advantages" with the objective that "[b]y bringing the growing cash flow of TBS' content business into Time Warner, our balance sheet will strengthen and our financial ratios will improve."
       41. Further highlighting the obvious conflicts, TWI also announced that Ted Turner, TBS' chairman and president, "will become vice chairman of [TWI] and head of the Time Warner video division which will consist of all the businesses of TBS plus have supervisory responsibilities for the businesses of Home Box office," a major TWEC business segment.

                                      TWI ANNOUNCES ITS RESTRUCTURING
       42. Consistent with its pattern of ignoring the rights and interest of the TWEC Partnership and depriving USWI and USWMCI of their interest in TWEC, TWI unilaterally decided to incorporate
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valuable assets of the Partnership into a newly created TWI entertainment division under a new management structure.
       43. On November 16, 1995, TWI announced the creation of a "new strategic operating structure and management team" for TWI. The announcement revealed that a new entertainment division will manage "under one roof" and "one management team" all of the entertainment assets (but not cable assets) of TWEC as well as significant" additional entertainment assets, including TWI's recorded music, music publishing and consumer products businesses. Apparently, TWI intends to place into this new "entertainment division" additional film and programming assets, including all or a substantial portion of the TBS assets that it is seeking to acquire. In disregard of plaintiffs rights, TWI created this new strategic operating structure and management team without consulting USWMCI or USWI.
A copy of TWI's November 16, 1995 press release is attached as Exhibit B.
       44. Prior to the Restructuring, the Partnership managed TWEC's assets consistent with fundamental principles of law and the terms of the Partnership Agreement; that is, to benefit TWEC. As a result of the Restructuring, TWI will manage TWEC's assets in combination with other assets belonging solely to TWI to benefit TWI, not TWEC.
       45. Under the Restructuring, TWI, without consulting USWMCI or USWI, terminated the employment of Michael Fuchs, one of the most successful managers in the entertainment industry. Fuchs had been employed by HBO for the past eighteen years, most recently as Chairman. He developed HBO, a TWEC business, into the industry's


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leading pay television provider.  Fuchs' ouster may trigger significant liability to TWEC under his employment contract.
       46. Simultaneously, TWI announced that it had unilaterally transferred Bob Daly and Terry Semel from their positions as co-Chairmen of the Warner film business, which is wholly-owned by TWEC, to the new entertainment division. In the announcement, TWI characterized Daly and Semel as "two of the most respected people in the entertainment industry." In their new positions, the two will have responsibility for such non-TWEC assets as TWI's music division and presumably, a substantial portion of the TBS assets if TWI acquires them. Moreover, despite fiduciary duties owed to USWMCI as a limited partner in TWEC, TWI has directed Daly and Semel to divide their loyalties between TWEC and TWI and to manage these assets to maximize value for TWI, not for TWEC.
       47. These structural and management changes are not in the best interest of TWEC, as TWI conceded in its announcement. To the contrary, TWI indicated that the purpose of the changes is maximizing TWI shareholder value, not maximizing the value of TWEC. These changes, as TWI admits, are intended to refocus TWI on ownership of entertainment programming. The Restructuring directly repudiates the planned synergy of TWEC.

                                            IRREPARABLE INJURY
       48. In light of the foregoing facts, plaintiffs -- in their own right and in the right of TWEC -- face the immediate threat of extraordinary injury if the TWI-TBS merger and the Restructuring are not enjoined. The merger immediately threatens the rights and protections to which plaintiffs are entitled, as limited partners, in
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light of the fiduciary obligations that TWI and its affiliates, as general partners (and controlling person of the general partners) voluntarily undertook and assumed by entering into the Partnership Agreement, as amended, and the Admission Agreement. The merger also violates the express terms of the TWEC Partnership and related Agreements to which plaintiffs are parties or beneficiaries; and the provisions that thereby would be violated go to the heart of the Agreements and plaintiffs' multi-billion dollar investment in TWEC.
       49. Indeed, the Partnership faces immediate and irreparable injury, not only from the potential entry of TWI into a merger agreement with TBS, but from the very fact that TWI is pursuing such a merger at all; by usurping such business opportunity for itself and not permitting the general partners of the Partnership to pursue the merger on behalf of TWEC, the Partnership is deprived of the opportunity to obtain such a significant business interest. Every day that TWI pursues TBS -- and every day that
TWEC does not -- injures TWEC and the rights and interest thereof and of
TWEC's limited partner, USWMCI.  Every day that goes past makes the potential for TWEC ever obtaining such opportunity more remote.
       50. The proposed merger would create a situation in which TWI would own 75% of TWEC and 100% of a major competitor of TWEC. TWEC's filmed entertainment and programming businesses, which account for nearly 75% ot TWEC's revenues, compete with a significant portion of TBS' businesses.
TWEC's filmed entertainment businesses, which include Warner Bros. film production and distribution divisions, compete directly with TBS's New Line Cinema and Castle Rock Entertainment units and its MGM film library.
TWEC's programming businesses,
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HBO and Cinemax, compete with TBS, CNN, TNT, and WTBS cable channels.  In managing TWEC and TBS, TWI will face conflicts with respect to allocations of resources and business opportunities between TWEC and TBS, including opportunities relating to film and programming production and distribution and other business opportunities.  For virtually any business opportunity that may come along, TWI will choose whether TBS, its wholly-owned subsidiary, or TWEC, its 75% owned affiliate, should produce a film or pursue a specific business opportunity. TWI also will choose whether to distribute films and other programming of TBS and Warner Bros. on TWEC's or TBS's cable channels. The Restructuring, which apparently will place all of these assets under a unified "entertainment division," highlights the conflicts that TWI will face in managing both TWEC and TBS.
       51. In short, TWI will have the constant ability to benefit its wholly-owned TBS subsidiary at the expense of TWEC and USWMCI, the limited partners of TWEC.
       52. Indeed, TWI already has demonstrated its willingness to misuse its control over TWEC for its own corporate interests and without regard to the risks or harm to TWEC: in connection with and to conduct TWI's intensive negotiations with Tele-Communications, Inc. -- another large shareholder of TBS, whose consent is a pre-condition to any TBS merger with
TWI -- TWI has called upon Joseph J. Collins, the Chairman and Chief
Executive officer of Time Warner Cable, a Division of TWEC.  Mr. Collins is
not a TWI employee. Yet he has been pulled away from his work on behalf of TWEC to work for TWI, and the inducements to be offered by him (on behalf of TWI) to Tele-Communications, Inc. pose substantial risks to TWEC and its business, and
19
jeopardize its confidential business information and strategies.  Mr.
Collins conspicuously is not pursuing TBS or Tele-Communications, Inc. on behalf of TWEC; rather, at TWI's behest, he is letting that opportunity slip away from the Partnership.
       53. Paragraph 17.18 of the Partnership Agreement specifically provides for specific performance:

       17.18 Specific Performance. Each of the parties recognizes that its rights and obligations hereunder are unique and that damages at.
       law will be an inadequate remedy for breach or threatened breach of this Agreement, and agrees that the parties' respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy.

       54. In short, Defendants' conduct, and disregard of their fiduciary duties and contractual obligations, is jeopardizing the Partnership and plaintiffs' contractual rights and partnership interest in TWEC.

                                                  COUNT I

                                    (BREACH OF FIDUCIARY DUTY, ASSERTED
                             INDIVIDUALLY AND DERIVATIVELY ON BEHALF OF TWEC)

       55. Plaintiffs repeat and reallege the allegations set forth in paragraphs 1 through 54 above, as if fully set forth herein.
       56. At all times relevant hereto, the defendants other than TWI have been the general partners of TWEC; and TWI has been the controlling person of both TWEC and the general partners thereof.
       57. In such roles and by their conduct, Defendants stand in a fiduciary relationship with the Partnership and the limited partners thereof. The limited partners have reposed their trust and confidence in Defendants, as the managing general partners and the controlling shareholder thereof, for the proper management of Partnership affairs.
20




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

Defendants therefore owe the Partnership and the plaintiffs the highest degree of loyalty, fidelity, care, candor and fair dealing in their conduct with respect to or affecting the Partnership.
       58. In willful disregard and violation of such fiduciary obligations, and in furtherance of their own self-interest, TWI and the other defendants are seeking to effect the merger of TBS with TWI, and TWI has usurped (with the acquiescence of the general partners) a material business opportunity that TWI was obligated to provide to the Partnership and not to usurp for itself. Moreover, the merger with TBS as well as the Restructuring would violate the Partnership Agreement, and the rights and protections and benefits thereof to the Partnership and its limited partners.
       59. Plaintiffs have not made a demand upon the general partners of TWEC to bring this action because such a demand would be futile, and therefore is excused.  The general partners are wholly owned subsidiaries of and controlled by defendant TWI, the entity that is actively formulating, participating in and seeking to cause and will be sole beneficiary, to the detriment of TWEC, of the wrongful, self-interested and self-enriching course of dealing challenged in this action. The general partners are aware of the conduct here in issue and, at the direction of
TWI, have done nothing to prevent or address any of the wrongful acts or to protect or advance TWEC's interests. These general partners have participated and/or acquiesced in the conduct challenged in this litigation. These general partners each are named as defendants in this action, and are personally liable for the wrongdoing alleged in this action and cannot be relied upon to reach an independent business judgment concerning
21
whether to sue themselves and, their controlling shareholder, TWI and whether such litigation should be vigorously pursued. Under these circumstances, demand upon the general partners to bring this action would be futile and is excused as a matter of law.
       60. Plaintiffs will fairly and adequately represent the interests of TWEC in enforcing and prosecuting the rights of TWEC. Plaintiffs have retained competent counsel, experienced and, successful in corporate, securities and derivative litigation, to prosecute this action.
       61.    Plaintiffs have no adequate remedy at law.

                                                 COUNT II

                                       (BREACH OF CONTRACT, ASSERTED
                                        BY PLAINTIFFS INDIVIDUALLY)

       62. Plaintiffs repeat and reallege the allegations in paragraphs 1 through 61 as if fully set forth herein.
       63. TWI is threatening to breach its express contractual obligations by acquiring 100% of the outstanding stock of TBS.
       64. Plaintiffs have complied with all of their obligations under the relevant agreements.
       65. Plaintiffs have no adequate remedy at law, should the merger be affected and the contract be breached.

                                       COUNT III

                      (MISREPRESENTATION AND BREACH OF DUTY OF
              CANDOR, ASSERTED BY PLAINTIFFS INDIVIDUALLY AGAINST TWI)

       66. Plaintiffs repeat and reallege the allegations in paragraphs 1 through 65 as if fully set forth herein.

       67. At all relevant times, TWI has owed USWI and USWMCI a duty under common law misrepresentation principles not to mislead USWI and USWMCI by withholding information from them in connection with their investment in the Partnership.
       68. In addition, once USWMCI was admitted to the Partnership, Defendants owed fiduciary duties to the Partnership and the limited partners.  Among these duties was the duty to advise USWMCI of material facts affecting its interests and rights as a limited partner and not to make partial or other misleading disclosures.
       69. At no time during the negotiation of the Admission Agreement or Amendment Agreement or thereafter did TWI disclose the existence or the terms of the TBS Participation Agreement or the Hersch Memorandum.
       70. By their failure to disclose the existence or terms of the TBS Participation Agreement or the Hersch Memorandum at anytime before or after USWMCI invested in TWEC, TWI induced USWMCI to refrain from including in the Admission or Amendment Agreements, additional terms which would reaffirm the fact that TWI was unable to increase its interest in TBS under the Partnership Agreement.
       71. These material omissions (coupled with TWI's assertions concerning the nature and scope of the non-competition provision of the Partnership), the Partnership's goals and purposes, TWI's stated intention to sell its investment in TBS, and TWI's representation that all agreements had been provided to plaintiffs, led USWI to believe that the Partnership Agreement, including the Amendments, accurately and completely reflected the agreement and intent of the parties which was that TWI not be permitted to purchase on its own a controlling
23
interest in TBS. In addition, and because it was not aware of the TBS Participation Agreement or the Hersch Memorandum, USWI and USWMCI did not attempt to alter or specifically incorporate into the Agreements their rights under the TBS Participation Agreement, or to exercise such rights.
USWI acted reasonably in relying upon all of the above facts and circumstances.
       72. Had Defendants disclosed the existence or terms of the TBS Participation Agreement and the Hersch Memorandum, Plaintiffs would have known of the issue raised between the original partners with respect to TWI's investment in TBS and the means adopted to address it, and would have been in a position to insist upon the inclusion of additional provisions or language in the Admission Agreement and Amendment Agreement regarding TWI's investment in TBS to reaffirm and even more clearly manifest the intent of TWI and USWI in entering into the Admission Agreement that neither could compete with the Partnership in the area of content, including through the acquisition of control of a company such as TBS.
73.    Plaintiffs have no adequate remedy at law.

                                             PRAYER FOR RELIEF

       WHEREFORE, plaintiffs demand judgment against defendants as follows:

       (a) Declaring that Defendants have breach their fiduciary duties owing to plaintiffs and the Partnership, including by usurping a
Partnership business opportunity;
       (b) Declaring that Defendant TWI, by entering into the merger agreement with TBS, has violated the Partnership Agreement, as amended, and the Admission Agreement;
                                                    24




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

       (c) Preliminarily and permanently enjoining defendants from consummating the announced merger of TWI with TBS;

       (d) Preliminarily and permanently enjoining defendants from consummating or taking any acts in furtherance of the Restructuring;

       (e) Awarding plaintiffs their reasonable costs and expenses of this action, including the fees of attorneys and other professionals; and

       (f) Granting such other and further relief as this Court deems just and proper.
                                          MORRIS, NICHOLS, ARSHT & TUNNELL


                                          ________________________________
                                          A. Gilchrist Sparks, III
                                          Kenneth J. Nachbar
                                          Alan J. Stone
                                          David J. Teklits
                                          S. Mark Hurd
                                          1201 North Market Street
                                          P.O. Box 1347
                                          Wilmington, Delaware 19899
                                          (302) 658-9200
                                          Attorneys for Plaintiffs
OF COUNSEL:

Robert L. Connelly, Jr.
Norton Cutler
George Matava
U S WEST, INC.
Law Department
1801 California Street
Suite 5100
Denver, CO 80202

Donald J. Friedman
Robert L. Dietz
PERKINS COIE
607 Fourteenth Street, N.W.
Washington, DC 20005-2011



December 12, 1995

Memorandum
for
Files                                  October 29, 1991


       Re: TBS
       In connection with the formation of Time Warner Entertainment Company, L.P. (the "Partnership") and Time Warner Entertainment Japan Corporation,
Mr. Oded Aboodi on behalf of Time Warner Inc. and the Partnership confirmed the spirit of the parties to follow the terms and conditions of the attached letter at such time as the conditions set forth in paragraph 1 of such letter shall have been satisfied.

                                              Dennis S. Hersch

cc:  Robert Schumer, Esq.
     Shunichi Yamashita, Esq.
     Kanji Kawamura, Esq.

                             [Letterhead of]
                             TIME WARNER INC.
                                                 October    , 1991

C. Itoh & Co.
[Address]

Toshiba Corporation
[Address]



                              Turner Broadcasting System, Inc.

Dear Sirs:

     Reference is made to (i) the Agreement of Limited Partnership dated as of the date hereof (the "Partnership Agreement"), pursuant to which Time Warner Entertainment Company, L.P. (the "Partnership") is being formed and
(ii) the Agreement dated as of June 3, 1987 (the "Time-TCI Agreement"), among TWI, Time TBS Holdings, Inc., Tele-Communications, Inc., TCI Turner Preferred, Inc., United Artists Corporation, Inc. and United Cable Television Corporation. Capitalised terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Partnership Agreement.

     1. The purpose of this letter in to confirm our understanding that if, at any time during the Term, Time Warner Inc. ("TWI") shall acquire or otherwise beneficially own, directly or indirectly, a controlling interest in Turner Broadcasting System, Inc., a Georgia corporation ("TBS") (it being understood that TWI shall have no obligation to attempt to acquire such a Controlling interest), and, at such time, the Partnership shall be a controlled Affiliate (as defined in the Time-TCI Agreement) of TWI (it being understood that, until both such conditions are satisfied, this letter shall impose no obligations or restrictions on TWI or any of its subsidiaries with respect to the holding, voting or disposition of capital stock of TBS or otherwise), then TWI, C. Itoh & Co. ("C. Itoh")

Toshiba Corporation ("Toshiba") and any Electing Participants (as hereinafter defined) shall enter into an agreement (a "TBS Agreement") pursuant to which:

              (a) TWI, C. Itoh, Toshiba and any Electing Participants (either directly or through Wholly-Owed Subsidiaries) will form a Delaware limited partnership (the "TBS Partnership") on substantially the same terms as those contained in the Partnership Agreement (except that the capital accounts of partners in the TBS Partnership will be equivalent to Common Sub-Accounts under the Partnership Agreement);

              (b) subject to paragraph 4 below, TWI will (i) transfer (or cause its Subsidiaries to transfer) to the TBS Partnership at its Fair Value (as hereinafter defined) either, at TWI's election (A) all or substantially all the assets of TBS (subject to the obligations primarily relating to, or associated from time to time with, such assets) or (B) all the shares of capital stock of TBS owned, directly or indirectly, by TWI as of such time other than shares of the Class C Convertible Preferred Stock, par value $0.125 per share (the "Class C Preferred"), of TBS (the Transferred Assets") and (ii) if the option in clause (B) is elected, use its reasonable best efforts to take all actions reasonably necessary to permit the transfer to the TBS Partnership of all shares of Class C Preferred owned, directly or indirectly, by TWI as of such time;

              (c) the TBS Partnership shall agree to cooperate fully with TWI in causing any such transfer to comply with TWI's (and its Subsidiaries') contractual arrangements (including, without limitation, by executing a supplement to the Time-TCI Agreement, as contemplated by Section 1(c) thereof);

              (d) upon formation of the TBS Partnership, C. Itoh and Toshiba shall each cause to be contributed to the capital of the TBS
       Partnership cash in an amount equal to (i) the Fair Value of the Transferred Assets multiplied by (ii) a fraction the numerator of which is equal to 6.25 and the denominator (the "Denominator") of which is equal to (A) 87.5 minus (B) an amount equal to the aggregate Participation Percentage Shares of the Electing Participants (as hereinafter defined), excluding for such purpose any portion of such Participating Percentage Shares with respect to which the Electing Participant is a direct or Indirect transferee of CI Co. or T
Co.;

              (e) upon formation of the TBS Partnership, each Electing Participant shall cause to be contributed to the capital of the TBS Partnership each in an amount equal to (i) the Fair Value of the Transferred Assets multiplied by (ii) a fraction the numerator of which is equal to such Electing Participants Participating Percentage Share (excluding any portion thereof with respect to which such Participant is a direct or indirect transferee of CI Co. or T Co.) and the denominator of which is equal to the Denominator; and

              (f) TWI, C. Itoh, Toshiba and the Electing Participants (if any), or their Wholly-Owned subsidiaries, shall receive interests in the TBS Partnership in proportion to the assets they cause to be transferred or contributed as contemplated by clauses (b), (d) and (e) above, with TWI receiving the equivalent of a Class B Partnership Interest and C. Itoh, Toshiba and any Electing Participants receiving the equivalent of Class A Partnership Interests.

              2. TWI, C. Itoh, Toshiba and the Electing Participants will negotiate the terms of a TBS Agreement in good faith.

              3. The "Fair Value" of the Transferred Assets shall be an amount equal to the fair market value (taking into consideration a control premium) of such Transferred Assets as determined by an Investment Banking Firm pursuant to procedures similar to those contained in Section 11.3 of the Partnership Agreement.

              4. At the time a Person first becomes a Participant of TWE, such Participant (other than TWI, C. Itoh, Toshiba or any other Participant to the extent such other Participant or its Designee is a direct or indirect transferee with respect to the Partnership Interests of CI Co. or T Co.) shall be offered, for a period of 30 days, the opportunity to become a party to this Agreement. Upon becoming a party to this Agreement (by executing a counterpart of this Agreement), such Participant shall be considered an Electing Participant. A Person shall cease to be an Electing Participant upon ceasing to be a Participant.

              5. Notwithstanding the foregoing, (a) TWI shall retain the CNN business of TBS and (b) TWI shall not be required to take any action
(including negotiating the terms of or entering into a TBS Agreement) that would be prohibited by the terms of any contractual arrangement relating to TBS or would (i) impair the voting, preference or other rights of the Class
C Preferred owned, directly or indirectly, by TWI (including, without limitation, by causing the conversion of such Class C Preferred) or (ii) trigger any third party rights to acquire or seek to acquire such shares or any other shares of TBS capital stock owned, directly or indirectly, by TWI.

              6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

              7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to application principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

              Please confirm that the foregoing accurately sets forth our understanding by signing below in the space provided and returning this letter to us.



                                                           Very truly yours,

                                                           TIME WARNER INC.
                                                           by __________________
                                                           Name:
                                                           Title:

Accepted and agreed to as
of the date set forth above


C. ITOH & CO.,


by__________________________
  Name:
  Titles:

TOSHIBA CORPORATION,


by ______________________
   Name:
   Title:

Electing Participants

Accepted and agreed to as of
the date set forth below next
to our signature

___________________________


by _________________________       Date: __________________
   Name:
   Title:
___________________________


by _________________________       Date: __________________
   Name:
   Title:
___________________________


by _________________________       Date: __________________
   Name:
   Title:
___________________________


by _________________________       Date: __________________
   Name:
   Title:
___________________________


by _________________________       Date: __________________
   Name:
   Title:

                                               Business wire
                                     Copyright (c) 1995, Business Wire

                                        Thursday, November 16, 1995

TIME WARNER CREATES NEW ENTERTAINMENT OPERATING STRUCTURE AND MANAGEMENT TEAM; Bob Daly and Terry Semel Will Head Warner Bros. and Warner Music Group

       NEW YORK--(BUSINESS WIRE)--Nov. 16, 1995--Gerald M. Levin, chairman and CEO of Time Warner Inc., today announced the creation of a new strategic operating structure and management team for the company's entertainment businesses that will optimize their ability to work together constructively, capitalize on growth opportunities and generate maximum value for shareholders.

       Under the new structure, the company will begin by uniting its Warner Bros. and Warner Music businesses under the leadership of Robert Daly and Terry Semel who will be chairmen and co-CEO of both businesses.

       In making the announcement, Mr. Levin said: "I want to send a clear message to our shareholders and our employees that, going forward, we will be managing our businesses in a manner designed to maximize shareholder value. Today we take a major step toward that goal. The creation of this structure is also another important step in our simplification process.

       "Time Warner contains three fundamental businesses: Entertainment, News and Information and Telecommunications. Combining the studio and music assets under one management team recognizes this natural fit, creating an entertainment powerhouse that approaches $10 billion in revenue and includes worldwide recorded music, music publishing, motion-picture production, television production.- the new WB Network, animation, home video, consumer products, the Warner Bros. Studio Stores, Six Flags Theme Parks in the U.S. and Warner World Theme Parks internationally. In addition, the new structure will include the worldwide distribution companies to support these businesses.

       "This structure improves the ability of our businesses to communicate and work with each other by assuring that each group is headed by leaders who understand the particular nature and business issues of the operations under their command leaders capable of inspiring constructive collaboration among their own businesses and working together with the other businesses of Time Warner.

       "By that measure, or by any other, I could find no better qualified people to run Time Warner's entertainment operations than Bob Daly and Terry Semel. Two of the most respected people in the entertainment industry, Bob and Terry have the most consistent record of success in the business. Their blend of expertise is particularly appropriate to guiding these entertainment assets toward a future of boundless opportunity all around the globe. With their exceptional ability to attract and retain both artists and creative
                     Copr. (C) West 1995 No claim to orig. U.S. govt. works executives, their extensive experience in both distribution and marketing on a worldwide basis, and their ability to spawn and develop new long-term growth opportunities while continuing to focus on short-term value, they are the ideal leaders for the world's premier entertainment company.

       "The Warner Music Group has the best team in the industry focused on creating and distributing the world's finest music. Working together they have kept the ship on course, and now under new leadership which is totally dedicated to the creation and worldwide distribution and marketing of entertainment products, they are even better positioned to realize their full greatness. With this change, we now have a management structure in place for the Warner Music Group that can continue the momentum and expand the group's opportunities for growth."

       Bob Daly and Terry Semel said: "We are gratified by Jerry's confidence in ??? We have great respect and admiration for the Warner Music Group's team, and we look forward to a creative partnership that will secure and deepen their decades-long hold on the number one position in the industry. Just like Warner Bros., the Warner Music Group is and will continue to be the home of choice for the world's finest artists." "Uniting under one roof, the unrivaled leader in every entertainment category creates a global powerhouse that will generate its own new growth opportunities. The ability to work on a worldwide basis with a coordinated approach to both indigenous and export entertainment, all emanating from one organization, opens up whole new horizons for growth."

       Levin added: "Michael Fuchs is stepping down as chairman of both HBO and the Warner Music Group. Michael has had great success at HBO over many years, and he deserves a full measure of credit for its preeminence. Over the past several months he has worked hard to bring the music group together and has accomplished much. He will be missed from our company, and we wish him well. Jeff Bewkes now becomes chairman of HBO in addition to president and CEO. Jeff's contributions to HBO have been significant, and I am confident that under his leadership HBO will continue to flourish."

       Time Warner Inc. is the world's leading media and entertainment company, with interests in magazine and book publishing, recorded music and music publishing, filmed entertainment, broadcasting and theme parks and cable television and cable television programming.

       To receive a copy of this press release through the Internet, access Time Warner's Factfinder located at http://pathfinder.com/Corp/



CONTACT:      Time Warner Inc., New York            Edward Adler, (212) 484-6630
15:55 ET NOV 16, 1995



Copr. (C) West 1995 No claim to orig.  U.S. govt. works

                                          CERTIFICATE OF SERVICE
       I hereby certify that on this 12th day of December, 1995, two copies of the foregoing Amended And Supplemental Complaint For Injunctive And Declaratory Relief were served by hand upon the following counsel:

                                   Charles F. Richards, Jr., Esquire
                                   Richards, Layton & Finger
                                   One Rodney Square
                                   P.O. Box 551
                                   Wilmington, DE   19899



                                          _______________________
                                          S. Mark Hurd